UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2007 (March 2, 2007)
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement.
On March 2, 2007, Baker Hughes Incorporated (the “Company”) entered into an Indemnification Agreement effective March 1, 2007, with Didier Charreton, the newly appointed Vice President, Human Resources of the Company. The Indemnification Agreement requires the Company to indemnify Mr. Charreton against certain liabilities that may arise by reason of his status or service as a Vice President of the Company, to advance his expenses incurred as a result of a proceeding as to which he may be indemnified and to cover him under any directors’ and officers’ liability insurance policy the Company chooses to maintain. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and shall be in addition to any rights Mr. Charreton may have under the Company’s Restated Certificate of Incorporation, Bylaws and applicable law.
The Company and Mr. Charreton also entered into a Change in Control Severance Agreement on March 2, 2007, effective as of March 1, 2007. The Change in Control Severance Agreement defines the benefits Mr. Charreton would receive in connection with certain changes in control, or a potential change in control, events coupled with his loss of employment. If eligible, Mr. Charreton would receive certain benefits, including a lump sum payment based on three times a salary and bonus formula, continuation of health and insurance benefits for 36 months, a payment for incentive and benefit plans participation and a gross-up payment in respect of excise taxes.
The foregoing descriptions of the Indemnification Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, forms of which agreements were filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004, respectively.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: March 5, 2007	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary